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                                                                     EXHIBIT 2.3

                 SECOND AMENDMENT TO INCORPORATION AGREEMENT AND
                         TERMINATION OF PLEDGE AGREEMENT

         This SECOND AMENDMENT TO INCORPORATION AGREEMENT AND TERMINATION OF PLEDGE AGREEMENT dated as of June 13, 1997 (the "Agreement"), by and between Criterion Health Strategies, Inc. (f/k/a Alpha Development Corp.), a Tennessee corporation (the "Company"), Healthdyne Information Enterprises, Inc., a Georgia corporation ("HIE"), The Southern Venture Fund II, L.P., a Delaware limited partnership ("SVFII") (HIE and SVFII, collectively, the "Investors" and, individually, an "Investor"), Brenton L. Teveit ("Teveit") and J. Edward Pearson, Jr. ("Pearson") (Teveit and Pearson, collectively, the "Incorporators" and, individually, an "Incorporator").

                                   WITNESSETH:

         WHEREAS, on November 1, 1996, the Board of Directors of the Company approved a 5-for-1 split (the "Stock Split") of the Company's common stock, no par value ("Criterion Common Stock"), to be effected in the form of a 500% stock dividend, which dividend was paid to shareholders of record on November 1, 1996; and

         WHEREAS, each of HIE, SVFII, Teveit and Pearson are investors in the Company, with the following respective interests in the Company after the Stock
Split:

                  (i) each of the Investors owning twenty-five (25) shares of Criterion Common Stock and a Convertible Debenture of the Company due June 30, 2004, dated October 21, 1994, in the principal amount of up to $2,000,000 (individually, a "Criterion Debenture" and, collectively, the "Criterion Debentures"), pursuant to the terms of the Investment Agreement (as hereinafter defined) among the Company, Healthdyne, Inc., a Georgia corporation ("Healthdyne"), HIE, SVFII, and the Incorporators; and

                  (ii) each of the Incorporators owning 650,000 shares of Criterion Common Stock (as to each Incorporator, the "Incorporator's Criterion Shares" and, collectively, the "Incorporators' Criterion Shares"); and

         WHEREAS, the Investors are parties to the SVFII Agreements (as hereinafter defined), pursuant to which SVFII has granted to HIE an option to purchase SVFII's entire investment in the Company; and

         WHEREAS, the Company, the Investors and the Incorporators have previously entered into a Consent (as hereinafter defined), pursuant to which the parties consented to the execution and entry into the SVFII Agreements and the consummation of the transactions contemplated thereby, subject, in the case of the Incorporators and the Company, to the execution and consummation of definitive agreements between HIE and the Incorporators as contemplated by the AIP (as hereinafter defined); and

         WHEREAS, the Company, HIE and each of the Incorporators desires to restructure the transactions contemplated by the AIP as set forth in the agreement of even date herewith among the Company, HIE and Teveit (the "Teveit Agreement") and in the agreement of even date


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herewith among the Company, HIE and Pearson (the "Pearson Agreement") (the
Teveit Agreement and the Pearson Agreement, collectively, the "Restructuring Agreements"); and

         WHEREAS, pursuant to the Restructuring Agreements, Teveit and Pearson will no longer hold any equity interest in the Company and will resign as directors of the Company;

         NOW, THEREFORE, in consideration of the premises hereof and the mutual benefits to be derived hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, HIE, SVFII, Teveit and Pearson agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

                  "AIP" -- Agreement in principle dated November 6, 1996 among HIE and the Incorporators.

                  "Amended Pledge Agreement" -- the Pledge Agreement dated as of October 21, 1994 between Healthdyne and the Incorporators, as amended by the First Amendment thereto, dated as of December 4, 1995 between Healthdyne, HIE, SVFII and the Incorporators.

                  "Amended Shareholders Agreement" -- the Shareholders' Agreement dated as of October 21, 1994 between Healthdyne, the Company and the Incorporators, as amended by the Waiver and Second Amendment to Shareholders' Agreement dated as of December 4, 1995 between Healthdyne, the Company, HIE, SVFII and the Incorporators.

                  "Consent"-- the Consent dated as of December 18, 1996 between the Company, HIE, SVFII, Teveit and Pearson.

                  "Incorporation Agreement" -- the Incorporation Agreement dated as of October 21, 1994 between Healthdyne, the Company and the Incorporators, as amended.

                  "Investment Agreement" -- the Investment Agreement and First Amendment to Incorporation Agreement dated as of December 4, 1995 among Healthdyne, the Company, HIE, SVFII and the Incorporators.

                  "SVFII Agreements" -- the Option Agreement dated as of December 18, 1996 between HIE and SVFII, as amended by that certain letter agreement between HIE and SVFII dated May 16, 1997, and related Stock Purchase Warrant.

         2.       Second Amendment to Incorporation Agreement.

         (a) Registration Rights. The Incorporation Agreement is hereby amended to terminate the Incorporators' registration rights pursuant to Section 7, and Section 7.1(d) is hereby deleted and restated in its entirety as follows:

                  the term "Holder" means the Investor and/or any Authorized Assignee to the extent such person holds Registerable Securities; and

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         Accordingly, Section 7.9 relating to the "Assignment of Registration
Rights" is hereby amended to delete all references to the Incorporators.

         (b) Redemption Option Upon Termination of Employment. Each of the Company, the Investors and the Incorporators acknowledges that the redemption option pursuant to Section 8.1 of the Incorporation Agreement is inapplicable to the transactions contemplated by the Restructuring Agreements and agrees that the Incorporators' Criterion Shares are currently without value.

         (c) Board of Directors. The Incorporation Agreement is hereby amended to terminate the Incorporators' rights to serve on the Board of Directors of the Company, and Section 8.5 of the Incorporation Agreement is hereby deleted and restated in its entirety as follows:

               Board of Directors. Immediately upon the Closing and at all times thereafter prior to the earlier of either Investor's exercise of its conversion rights under the Convertible Debenture, the Company's redemption of Incorporator's shares as provided in Section 8.1 hereof, or either Investor's exercise of the Purchase Option in full pursuant to the Shareholders' Agreement, the Company, HIE and SVFII shall take all necessary action, including, without limitation, voting shares held by them to maintain a three (3) member Board of Directors, which shall consist of one nominee of HIE, one nominee of SVFII and one mutually agreeable nominee. In the event the parties desire to increase the size of the Board of Directors during such period, the parties agree to increase the size of the Board of Directors and elect such persons as designated by HIE and SVFII so as to maintain the relative representation on the Board of Directors set forth above. In addition, upon death or resignation of a member of the Board of Directors, HIE and SVFII shall cause the Company's shareholders or Board of Directors, as the case may be, to fill such vacant seat(s) on the Board of Directors so as to maintain the relative representation set forth above. Neither HIE nor SVFII shall sell, assign or otherwise transfer any of such voting securities without obtaining from the transferee thereof such transferee's agreement to vote such securities in accordance with the provisions of this Section 8.5 and then only in accordance with the provisions of this Agreement and the Shareholders' Agreement. The covenants in Section 8.5 hereof shall continue until the closing of a firm commitment underwritten public offering of Common Stock pursuant to a registration statement filed with and declared effective by the SEC pursuant to the Securities Act in which the aggregate net cash proceeds to the Company exceed Four Million Dollars ($4,000,000.00) or such time as either Investor disposes of its entire interest in the Company to the other Investor.

         (d) Extraordinary Corporate Transactions. The Incorporation Agreement is hereby amended to delete the requirement for the Incorporators' approval of Material Corporate Transactions (as defined therein), and, accordingly, Section 8.6(ii) is hereby deleted and restated in its entirety as follows:

               If shareholder approval is required, each of HIE and SVFII approves such Material Corporate Transaction.


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         3.    Termination of Pledge Agreement. The Amended Pledge Agreement is
hereby terminated, and the shares subject to the Amended Pledge Agreement are released in order for the Company to purchase the Incorporators' Criterion Shares pursuant to the Restructuring Agreements.

         4.    Consent to SVFII Agreements. Each of Teveit and Pearson hereby
(i) consents to and approves the execution of and entry by HIE and SVFII into the SVFII Agreements and the consummation of the transactions contemplated thereby, (ii) waives his right of first refusal under the Amended Shareholders' Agreement and any requirements under the Investment Agreement and the Incorporation Agreement which may be applicable with respect to any transfer of SVFII's interest in the Company to HIE pursuant to the SVFII Agreements and
(iii) agrees to execute and deliver such instruments as shall be reasonably necessary to consummate the transactions contemplated by the SVFII Agreements.

         5. Consent to Restructuring Agreements. SVFII consents to and approves the execution of and entry by the Company, HIE, Teveit and Pearson into the Restructuring Agreements and the consummation of the transactions contemplated thereby, and waives his or its right of first refusal under the Amended Shareholders' Agreement and any requirements under the Investment Agreement and the Incorporation Agreement which may be applicable with respect to any transfer of Teveit's and Pearson's interests in the Company to the Company pursuant to the Restructuring Agreements.

         6. Acknowledgment of Stock Split. SVFII hereby acknowledges that the Option Agreement is an option to purchase SVFII's entire investment in the Company, notwithstanding the fact that the recital in the Option Agreement states SVFII's equity ownership without accounting for the Stock Split. Moreover, if SVFII should convert its Criterion Debenture, the Option Agreement would include an option to purchase the shares underlying such Criterion Debenture.

         7.    Miscellaneous.

               (a) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               (b) Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties, their legal representatives and permitted assigns, subject to the limitations otherwise set forth in this Agreement.

               (c) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed and all such counterparts or facsimile copy thereof shall be deemed to be an original instrument.



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         (d)   Notices. Any notice or other communication by any party hereto to the other parties shall be in writing and shall be given, and be deemed to have been given, if either delivered personally, by overnight delivery service or mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

         (i)      to the Company:     Criterion Health Strategies, Inc.
                                      215 Second Avenue North, Suite 200
                                      Nashville, Tennessee 37201
                                      Telephone:        (615) 259-3363
                                      Facsimile:        (615) 259-2877
                                      Attention:        President

         (ii)     to HIE:             Healthdyne Information Enterprises, Inc  .
                                      1850 Parkway Place, 11th Floor
                                      Marietta, Georgia 30067
                                      Telephone:        (770) 423-8450
                                      Facsimile:        (770) 423-8440
                                      Attention:        President and CEO

         (iii)    to SVFII:           The Southern Venture Fund II, L.P.
                                      310 25th Avenue North, Suite 103
                                      Nashville, Tennessee  37203
                                      Telephone:        (615) 329-9448
                                      Facsimile:        (615) 329-9237

         (iv)     to Teveit:          Brenton L. Teveit
                                      4953 Tyne Ridge Court
                                      Nashville, Tennessee 37220
                                      Telephone:        (615) 269-7794

         (v)      to Pearson:         J. Edward Pearson, Jr.
                                      106 Secretariat Street
                                      Hendersonville, Tennessee 37075
                                      Telephone:        (615) 826-1626

         Any party may change the address for notice by notifying the other parties in writing of the new address.

         (e) Specific Performance. The parties hereto acknowledge and agree that the benefits to them under this Agreement are unique, that they are willing to enter into this Agreement only upon performance by each other of all of their obligations hereunder and that they will not have an adequate remedy at law if the other fails to perform any of its obligations hereunder. Accordingly, the parties hereby agree that each shall have the right, in addition to any other rights or remedies it may have at law or in equity, to specific performance or equitable relief by way of injunction if the other party fails to perform any of its obligations hereunder.


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         (f)   Modification or Waiver. No change, modification or waiver of any term of this Agreement shall be valid or binding upon the parties hereto unless such change, modification or waiver shall be in writing signed by all parties hereto.

         (g) Headings. The headings and captions used in this Agreement are used for convenience of reference only and shall not be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto, all of which are incorporated herein by this reference.

         (h) Entire Agreement. This Agreement and the other instruments specified herein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior discussions, understandings and agreements with respect thereto.





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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                 CRITERION HEALTH STRATEGIES, INC.



                                 By:         /s/ H. Darrell Young
                                    ------------------------------------------
                                    Name:    H. Darrell Young
                                    Title:   Chairman and Chief Executive
                                                   Officer


                                 HEALTHDYNE INFORMATION ENTERPRISES, INC.



                                 By:         /s/ Joseph G. Bleser
                                    ------------------------------------------
                                    Name:    Joseph G. Bleser
                                    Title:   Vice President and Chief
                                             Financial Officer


                                 THE SOUTHERN VENTURE FUND II, L.P.

                                 By:      Its General Partner
                                          SV Partners II, L.P.



                                 By:         /s/ Donald M. Johnston
                                    ------------------------------------------
                                    Name:    Donald M. Johnston
                                    Title:   Partner


                                 BRENTON L. TEVEIT



                                             /s/ Brenton L. Teveit
                                 ---------------------------------------------
                                 Brenton L. Teveit


                                 J. EDWARD PEARSON, JR.



                                            /s/ J. Edward Pearson, Jr.
                                 ---------------------------------------------
                                 J. Edward Pearson, Jr.